EXHIBIT 99.1

Affirmative Insurance Holdings Announces Fourth Quarter and Full Year Results for 2006

ADDISON, Texas, March 19, 2007 (PRIME NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM), a distributor and producer of non-standard personal automobile insurance, today announced financial results for the quarter and year ended Dec. 31, 2006.

Key Financial Results for Fourth Quarter and Year Ended Dec. 31, 2006

                    Three months ended          Twelve months ended
                        December 31,                December 31,
                 2006      2005   % Change     2006    2005    % Change
               -------   -------  --------   -------  -------  --------
                     (dollars in millions, except per share data)
 Gross premiums
  written      $  63.2   $  67.1   -5.8%     $ 286.2   $ 321.2  -10.9%
 Net premiums
  written      $  61.3   $  65.9   -7.1%     $ 284.8   $ 315.5   -9.7%
 Net premiums
  earned       $  69.4   $  74.9   -7.3%     $ 288.1   $ 297.8   -3.3%
 Total
  revenues     $  86.0   $  92.1   -6.6%     $ 357.1   $ 381.5   -6.4%
 Net income
  (loss)       $  (6.3)  $  (1.1)  485.1%    $   9.7   $  18.3  -46.8%
 Net income
  (loss) per
  share
  - diluted    $ (0.41)  $ (0.07)  485.7%    $  0.63   $  1.14  -44.7%

Full Year Financial Results

For the 12 months ended Dec. 31, 2006, Affirmative's net income was $9.7 million or $0.63 per diluted share, compared to net income of $18.3 million or $1.14 net income per diluted share for the 12 months ended Dec. 31, 2005. There were certain charges in 2006, primarily in the fourth quarter, related to the increase in the allowance for a doubtful receivable, previously announced technology initiatives, and changes in senior management, among others, that collectively reduced 2006 pre-tax income by approximately $17.5 million.

The weighted average diluted shares outstanding for 2006 were 15.3 million as compared to 16.0 million for 2005. The company acquired 2.0 million shares of treasury stock in June 2005 and 302,400 shares of treasury stock in May and June 2006.

Affirmative's consolidated revenues for the fiscal year ended Dec. 31, 2006, were $357.1 million as compared to revenues of $381.5 million for the fiscal year ended Dec. 31, 2005, a decrease of 6.4 percent. The largest component of the company's revenues is net premiums earned on insurance policies issued by the company's three affiliated insurance carriers. Net premiums earned by Affirmative for the year ended Dec. 31, 2006 were $288.1 million, a decrease of $9.7 million, or 3.3 percent, as compared to $297.8 million in the prior year, due to the decrease in net premiums earned on insurance products sold through the unaffiliated underwriting agencies distribution channel, which decreased by $15.6 million, or 27.9 percent as compared to the prior year. For strategic reasons, management of Affirmative has chosen to reduce the company's emphasis on the unaffiliated underwriting agencies distribution channel. Of particular note, the net premiums earned on policies sold through Affirmative's affiliated distribution channels (retail and independent agencies) increased by $5.9 million, or 2.4 percent, to $247.9 million from $242.0 million in 2005.

For the year ended Dec. 31, 2006, Affirmative's consolidated statement of operations reflects $61.0 million in commission income and fees, as compared to $79.6 million in the year ended Dec. 31, 2005. This 23.4 percent decrease on a reported consolidated basis was directly related to the company's increased retention of business written and assumed by its insurance carriers. In Affirmative's agencies, the company earns commission income and fees that are based on premiums earned in the current period but written in both current and prior periods. In consolidation, the agencies' commission income and fees earned on business that Affirmative's insurance companies retain is eliminated. Therefore, when the company retains a higher percentage of its written premiums, as occurred in 2006 as compared to 2005, a greater portion of the agencies' commission income and fees is eliminated in consolidation, thereby reducing the company's reported consolidated commission income and fees.

Fourth Quarter Financial Results

For the fourth quarter of 2006, Affirmative reported a net loss of $6.3 million or $0.41 loss per diluted share, as compared to the net loss of $1.1 million or $0.07 loss per diluted share for the same period in 2005. The loss was due to certain charges in the fourth quarter, including an increase in the allowance for a doubtful receivable, previously announced technology initiatives, and changes in senior management, among others, that collectively reduced 2006 pre-tax income by approximately $16.8 million.

Weighted average diluted shares outstanding for the fourth quarter of 2006 were 15.4 million, compared to 15.3 million for the fourth quarter of 2005, largely as a result of restricted stock issued to the company's senior officers in the fourth quarter of 2006 in connection with their hiring.

Revenues for the three months ended Dec. 31, 2006 were $86.0 million, a decrease of $6.1 million or 6.6 percent compared to revenues of $92.1 million for the three months ended Dec. 31, 2005. The decrease was primarily due to the $5.4 million or 7.3 percent decrease in net premiums earned by Affirmative as a result of management's strategic reduction in emphasis on the unaffiliated underwriting agencies distribution channel.

Overview of Significant Events Impacting Financial Statement Comparability

Events impacting the financial results for the year ended Dec. 31, 2006:

Changes in Management. In the fourth quarter of 2006, the company completed a separation and non-competition agreement with a former executive that resulted in severance expense of $739,000. Also in 2006, Affirmative expensed $885,000 in amortization on non-competition agreements with former officers completed in 2005 and $133,000 as the final installment on a retained executive search contract initiated in 2005.

IT Issues and Initiatives. As previously disclosed, on Oct. 16, 2006, Affirmative entered into a master services agreement with Accenture under which the company outsourced substantially all of its IT operations to Accenture, including its data center, field support and application management. Affirmative's management believes that within a few quarters this arrangement with Accenture will be less expensive than continuing to manage the company's own internal IT department. However, the initial costs of implementing this arrangement are significantly higher than the cost of the company's own internal IT department would normally be - particularly in the fourth quarter of 2006 and the first quarter of 2007 when the company will have both its usual IT department costs as well as the costs associated with the transition to and implementation of the outsourcing arrangement with Accenture. In the fourth quarter of 2006, Affirmative expensed $6.5 million of transition and implementation expenses related to the Accenture outsourcing contract and the cost of incomplete IT projects eliminated due to outsourcing. During 2006, the company expensed $378,000 in severance for internal IT department employees that were terminated due to the outsourcing agreement with Accenture.

Receivable from Vesta Fire Insurance Company. In the fourth quarter of 2006, Affirmative's management determined that, in regard to $7.2 million included in other assets reflecting an uncollateralized receivable from Vesta Fire Insurance Company, the recovery of the receivable was uncertain due to, among other things, the regulatory liquidation of Vesta Fire, the currently disclosed financial condition of Vesta Fire and its related entities, and Affirmative's creditor status in the liquidation proceedings. The reserve for doubtful accounts was increased by $7.2 million to recognize the current uncertain status of the recovery.

Relocation to New Chicago-area Office. During 2006, Affirmative entered into a ten-year operating lease for new corporate office facilities in Burr Ridge, Ill. This replaced the lease for office space in Bedford Park, Ill. that terminated effective Dec. 31, 2006. During the construction of the leasehold improvements, which began in September 2006, the company expensed a monthly lease expense as required by generally accepted accounting principles even though no cash payments were required until December 2006. This resulted in lease expense that was in excess of historical and future lease expense levels because the company continued to incur simultaneous lease expense for the Bedford Park facility for the period of September through December 2006. In addition, the relocation resulted in the incurrence of moving costs, expenditure for the repair and clean-up of the vacated Bedford Park building and the write-off of unamortized leasehold improvements at that location. In total, Affirmative expensed $788,000 in connection with the Chicago office relocation in 2006.

Termination of Lease Agreement in Michigan. During 2006, Affirmative terminated a lease for its office in Michigan that had approximately 18 months remaining in the lease contract, resulting in $125,000 in accelerated lease expense.

Acquisition Related Event. In the fourth quarter of 2006, $697,000 was expensed by Affirmative to write off previously capitalized legal, accounting and other investigatory costs related to a potential acquisition that ultimately was not completed.

Events impacting the financial results for the year ended Dec. 31, 2005:

Changes in Management. In early November 2005, the board of directors of Affirmative was reconstituted to reflect the majority ownership position of New Affirmative LLC. This ownership position included the shares formerly owned by Vesta Insurance Group, Inc. that were acquired by New Affirmative during the summer of 2005. Shortly thereafter, Affirmative entered into separation agreements with the company's former CEO and CFO in connection with their resignations. The agreed upon payments for severance and non-competition provisions provided by these two agreements, along with a similar agreement with a former junior manager, resulted in an increase in Affirmative's 2005 fourth quarter expenses of $2.8 million, including $2.7 million in employee compensation and $122,000 in amortization of the non-competition value. Moreover, the company expensed $0.2 million in the fourth quarter for executive search costs to replace the former CEO.

Portfolio Realignment. The newly constituted board of directors of Affirmative created an investment committee in December 2005. The investment committee determined that the company's investment portfolio should be repositioned into shorter term maturity investments and identified the securities to be liquidated as part of the repositioning, which resulted in a loss of $1.7 million in the fourth quarter of 2005. After Dec. 31, 2005, the identified securities were liquidated, resulting in an additional loss of $0.4 million that was recorded in the first quarter of 2006.

IT Issues. In December 2005, management of Affirmative evaluated the status of an on-going software development project that was significantly behind schedule and over budget. This evaluation resulted in legal action against the software vendor for breach of contract, among other things. The company initiated litigation against the vendor and is seeking relief to the full extent possible but Affirmative's management determined that approximately $2.4 million, representing all of the costs capitalized on this project, should be expensed in the fourth quarter of 2005.

Effective Internal Control over Financial Reporting at Dec. 31, 2006

Management of Affirmative has determined that management's internal control over financial reporting was effective as of Dec. 31, 2006. In Affirmative's annual report on Form 10-K for the previous year, it was disclosed that in the course of management's assessment of internal control over financial reporting for year ended Dec. 31, 2005, three material weaknesses in internal control over financial reporting as of Dec. 31, 2005 had been identified. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of those three material weaknesses as of Dec. 31, 2005, precluded a conclusion by Affirmative's management that the internal control over financial reporting was effective as of that date. During 2006, those material weaknesses were addressed by the company's management and remediated as disclosed in more detail in Affirmative's annual report on Form 10-K for the year ended Dec. 31, 2006.

Trade Ratio Calculations

For the year ended Dec. 31, 2006, Affirmative's loss and loss adjustment expense ratio was 64.3 percent as compared to 64.2 percent in the prior year and its expense ratio for 2006 was 32.6 percent as compared to 26.3 percent in the prior year. This increase in the company's expense ratio reflects the effect of the widely used industry calculation method that offsets expenses with other sources of revenue in the dividend, with the divisor consisting of only net premiums earned. The other sources of revenue (commission income and fees) included in Affirmative's consolidated financial statements decreased to $61.0 million in 2006 from $79.6 million in 2005 as a result of the elimination entries related to the company's increased retention of business produced. Affirmative's expense ratio was also adversely affected by the events impacting financial statement comparability described by management. Excluding such items in the 2006 calculation, the company's expense ratio for 2006 would have been 26.5 percent as compared to the reported 32.6 percent, which reflects the inclusion of those costs.

Supplemental Information

To provide a more complete understanding of Affirmative's financial results, supplemental financial data will be posted on the investor relations portion of the company's Web site, www.affirmativeholdings.com.

Conference call

The company's management will conduct a conference call to discuss 2006 fourth quarter and year-end financial results starting at 11 a.m. ET, 10 a.m. CT on Tuesday, March 20, 2007. Following a brief presentation by management, participants will have the opportunity to ask questions. To participate in the call, dial 1-866-356-4441 and use pass code 23260707. The international dial-in number is 617-597-5396.

A real-time audio Webcast of the conference call can be accessed by visiting Affirmative's Web site at http://www.affirmativeholdings.com . Click on the "investor relations" link where an audio link is provided. Individuals accessing the audio Webcast will be "listen only" and will not have the ability to take part in the Q&A session.

A replay of the call will be made available approximately one hour after the conclusion of the call. Interested individuals can access the Webcast replay at http://www.affirmativeholdings.com by clicking on the Webcast link. The Webcast replay will be available for 30 days from the date of the call. A phone replay will be available through April 19, 2007 and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), pass code 99558640.

                 Affirmative Insurance Holdings, Inc.
           Consolidated Statements of Operations - Unaudited
             (dollars in thousands, except per share data)

                                      Three months ended December 31,
                                       2006          2005     % Change
                                    ----------    ----------  --------
 Revenues
 Net premiums earned                $   69,442    $   74,878     -7.3%
 Commission income and fees             14,524        17,192    -15.5%
 Net investment income                   2,382         1,673     42.4%
 Net realized losses                      (378)       (1,676)   -77.4%
                                    ----------    ----------
   Total revenues                       85,970        92,067     -6.6%
                                    ----------    ----------
 Expenses
 Losses and loss adjustment expenses    44,569        48,074     -7.3%
 Selling, general and administrative
  expenses                              50,766        43,886     15.7%
 Depreciation and amortization           1,185         1,273     -6.9%
 Interest expense                        1,086         1,016      6.9%
                                    ----------    ----------
   Total expenses                       97,606        94,249      3.6%
                                    ----------    ----------
  Net loss before income taxes
   and minority interest               (11,636)       (2,182)   433.3%
 Income tax benefit                     (5,293)       (1,194)   343.3%
 Minority interest, net of
  income taxes                              --            96       NM
                                    ----------    ----------
  Net loss                          $   (6,343)   $   (1,084)   485.1%
                                    ==========    ==========

  Net loss per common share
   - Basic                          $    (0.41)   $    (0.07)   485.7%
                                    ==========    ==========

  Net loss per common share
   - Diluted                        $    (0.41)   $    (0.07)   485.7%
                                    ==========    ==========
  Weighted average shares
   outstanding - Basic              15,289,582    15,167,658      0.8%
  Weighted average shares
   outstanding - Diluted            15,378,363    15,288,847      0.6%

                 Affirmative Insurance Holdings, Inc.
                Consolidated Statements of Operations
            (dollars in thousands, except per share data)

                                      Twelve months ended December 31,
                                       2006         2005      % Change
                                    ----------   ----------   --------
 Revenues
 Net premiums earned                $  288,110   $  297,799      -3.3%
 Commission income and fees             60,995       79,615     -23.4%
 Net investment income                   8,829        5,730      54.1%
 Net realized losses                      (822)      (1,665)    -50.6%
                                    ----------   ----------
    Total revenues                     357,112      381,479      -6.4%
                                    ----------   ----------
 Expenses
 Losses and loss adjustment expenses   185,346      191,208      -3.1%
 Selling, general and administrative
  expenses                             150,540      153,805      -2.1%
 Depreciation and amortization           4,398        4,207       4.5%
 Interest expense                        4,342        3,515      23.5%
                                    ----------   ----------
    Total expenses                     344,626      352,735      -2.3%
                                    ----------   ----------
   Net income before income taxes
    and minority interest               12,486       28,744     -56.6%
 Income tax expense                      2,661        9,767     -72.8%
 Minority interest, net of income
  taxes                                     81          672     -87.9%
                                    ----------   ----------
   Net income                       $    9,744   $   18,305     -46.8%
                                    ==========   ==========

   Net income per common share
    - basic                         $     0.64   $     1.16     -44.8%
                                    ==========   ==========
   Net income per common share
    - diluted                       $     0.63   $     1.14     -44.7%
                                    ==========   ==========
   Weighted average shares
    outstanding - basic             15,295,022   15,774,387      -3.0%
   Weighted average shares
    outstanding - diluted           15,344,984   15,993,073      -4.1%

 Operational Information
 Gross premiums written             $  286,180   $  321,204     -10.9%
 Net premiums written               $  284,807   $  315,498      -9.7%
   Percentage retained                    99.5%        98.2%

 Loss Ratio                               64.3%        64.2%
 Expense Ratio                            32.6%        26.3%
                                    ----------   ----------
   Combined Ratio                         96.9%        90.5%
                                    ==========   ==========

                 Affirmative Insurance Holdings, Inc.
                 Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                           December 31,   December 31,
 Assets                                        2006            2005
 ------                                     ----------     -----------
 Fixed maturities - available for sale      $  219,960     $  210,273
 Short-term investments                          1,810            477
                                            ----------     ----------
   Total invested assets                       221,770        210,750
 Cash and cash equivalents                      52,484         48,037
 Fiduciary and restricted cash                  35,582         29,689
 Premiums and fees receivable                   78,307         81,680
 Commissions receivable                            909          2,144
 Receivable from reinsurers                     24,795         28,137
 Deferred acquisition costs                     23,865         24,453
 Deferred tax asset, net                         8,880         14,866
 Property and equipment, net                    10,289          4,820
 Goodwill and other intangible assets, net      83,443         80,616
 Other assets                                   16,943         18,933
                                            ----------     ----------
     Total assets                           $  557,267     $  544,125
                                            ==========     ==========

 Liabilities and Stockholders' Equity
 ------------------------------------
 Liabilities
  Reserves for losses and loss
   adjustment expenses                         162,569        142,977
  Unearned premium                              92,124         97,344
  Amounts due reinsurers                         5,089          8,715
  Deferred revenue                               7,877         11,064
  Notes payable                                 56,702         56,702
  Other liabilities                             26,513         27,361
                                            ----------     ----------
     Total liabilities                         350,874        344,163
                                            ----------     ----------
 Stockholders' equity
  Common stock                                     177            175
  Additional paid-in capital                   160,862        158,904
  Treasury stock, at cost                      (32,880)       (28,746)
  Accumulated other comprehensive
   income (loss)                                  (448)          (529)
  Retained earnings                             78,682         70,158
                                            ----------     ----------
     Total stockholders' equity                206,393        199,962
                                            ----------     ----------
     Total liabilities and
      stockholders' equity                  $  557,267     $  544,125
                                            ==========     ==========

 Notes payable as % of capitalization             21.6%          22.1%
 Actual shares outstanding                  15,354,575      15,432,557
 Book value per share                       $    13.44     $    12.96
 Tangible book value per share              $     8.01     $     7.73

Forward-Looking Statements Disclosure

Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as future results of the company's business, financial condition, liquidity, results of operations, plans, and objectives. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors that, among others, could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of Affirmative's common stock; changes in the company's business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; and availability of qualified personnel.

About Affirmative Insurance Holdings

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard automobile insurance policies for individual consumers in targeted geographic markets. The company currently offers products and services in 13 states, including Louisiana, Texas, Illinois, California and Florida.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3443

CONTACT:  Affirmative Insurance Holdings, Inc.
          Mark Pape, Chief Financial Officer
          (972) 728-6481